Exhibit 99.1
[ONEOK Partners Logo]	News
July 2, 2007	Analyst Contact: Christy Williamson
918-588-7163 Media Contact: Tom Droege 918-588-7561

ONEOK Partners Announces NGL Pipeline Acquisition;

First Step Into Refined Petroleum Products Business

ONEOK Partners Management to

Hold Conference Call and Webcast at 11:30 EDT Today

TULSA, Okla. - July 2, 2007 - ONEOK Partners, L.P. (NYSE: OKS) today announced that it has agreed to acquire an interstate natural gas liquids (NGL) and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) for approximately $300 million. The system extends from Bushton and Conway, Kan., to Chicago, Ill., and transports, stores and delivers a full range of NGL and refined products.

"This acquisition is consistent with our strategy to acquire assets that create immediate and long-term value for our unitholders," said John W. Gibson, president and chief executive officer of ONEOK Partners. "Not only is the transaction accretive to ONEOK Partners' earnings and distributable cash flow, but we were also able to acquire these assets at an attractive multiple of expected EBITDA (earnings before interest, taxes, depreciation and amortization)," Gibson added.

ONEOK Partners management will host a conference call on the acquisition today at 11:30 a.m. Eastern Daylight Time (10:30 a.m. Central Daylight Time). The call also will be carried live on ONEOK Partners' Web site. Dial-in information is provided at the end of this news release.

"These strategically located assets further expand our NGL footprint by directly linking our Mid-Continent supply and storage network to markets in the upper Midwest," Gibson said. "It reaffirms our commitment to growing the partnership's natural gas liquids business and positions us for additional opportunities to expand in the future."

"This acquisition also represents our first step into the refined petroleum products market," said Gibson. "By adding other product lines, such as unleaded gasoline and diesel fuel, we're building on our existing core capabilities of transporting and storing both natural gas and natural gas liquids."

The FERC-regulated NGL pipeline system spans more than 1,600 miles and has a capacity to transport up to 125,000 barrels per day, with additional capacity under lease. The pipeline transports NGL purity products and various refined products, including unleaded gasoline and diesel fuel. More than 90 percent of the revenues associated with this system are fee based, primarily generated from transportation tariffs.

The transaction includes approximately 950,000 barrels of storage capacity - both cavern and above-ground tanks - eight NGL terminals and 50 percent ownership of the Heartland Pipeline Company. ConocoPhillips owns the other 50 percent of Heartland and is the managing partner of the joint venture, which consists of three refined products terminals.

ONEOK Partners expects to close the transaction in the third quarter. Financing for this transaction will come from available cash and short-term credit facilities.

Closing is subject to antitrust clearance from the Federal Trade Commission under the Hart-Scott-Rodino Act and applicable state regulatory authorities.

ONEOK Partners will offer jobs to the approximately 90 employees affected by this transaction.

ONEOK Partners owns extensive natural gas liquids infrastructure, including gathering pipelines, fractionators, storage and isomerization in the Mid-Continent - at Conway, Bushton and Hutchinson, Kan., and Medford, Okla. - and on the Texas Gulf Coast at Mont Belvieu. It also owns interstate natural gas liquids distribution pipelines between the NGL market centers in Conway and Mont Belvieu.

ONEOK Partners is executing several internally generated NGL growth projects, the largest being the 750-mile Overland Pass Pipeline that will extend from southwestern Wyoming to Conway, Kan. The $433 million project is a joint venture between a subsidiary of ONEOK Partners and a subsidiary of Williams (NYSE: WMB). The joint venture, Overland Pass Pipeline Company LLC, also plans to build a $120 million pipeline lateral connecting the growing Piceance Basin in northwest Colorado to the Overland Pass Pipeline.

Additionally, ONEOK Partners plans to build the 440-mile Arbuckle Pipeline from southern Oklahoma through the Barnett Shale natural gas play in northern Texas and continuing on to the Texas Gulf Coast. The partnership also is investing $216 million to upgrade its existing NGL infrastructure.

EDITOR'S NOTE:

A map of the proposed pipeline is available at http://www.oneok.com/ONEOK_Partners_NGL.pdf.

CONFERENCE CALL INFORMATION:

A conference call on the acquisition will be held today at 11:30 a.m. Eastern Daylight Time (10:30 a.m. Central Daylight Time). The call also will be carried live on ONEOK

Partners' Web site. ONEOK Partners President and CEO John W. Gibson and other members of the partnership's management team will participate in the call and webcast.

What:	ONEOK Partners NGL Pipeline acquisition

When:	11:30 a.m. Eastern, July 2, 2007
10:30 a.m. Central

Where:	1) Phone conference call 866-793-1341, pass code 1110123
2) Log on to the Web at www.oneokpartners.com

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners' Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for 14 days. The playback call may be accessed at 866-837-8032, pass code 1110123.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-A

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